Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

KRAIG BIOCRAFT LABORATORIES, INC.

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Class A Common Stock, no par value, issuable upon conversion of secured convertible debenture	Other(2)	278,213,449	$0.08	$22,257,075.92	0.0000927	$2,063.23
Equity	Class A Common Stock, no par value, underlying Warrant A	Other(3)	12,500,000	$0.12	1,500,000.00	0.0000927	$139.05
Equity	Class A Common Stock, no par value, underlying Warrant B	Other(3)	4,285,714	$0.14	$599,999.96	0.0000927	$55.62
Total Offering Amounts				-	$24,357,075.88	0.0000927	$2,257.90

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average high and low sales price of the Registrant’s common stock as reported on the OTCQB on February 7, 2022. The shares offered hereunder may be sold by the Selling Shareholders from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based on the exercise price of the warrants.

(4)	The fee is calculated by multiplying the aggregate offering amount by 0.0000927 pursuant to Section 6(b) of the Securities Act.